EXHIBIT 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), dated as of this ____ day of _____________, 2014 (the “Effective Date”), is made by and between INTERCONTINENTAL WILD BASIN, L.P., a Texas limited partnership (the “Landlord”) and TEXAS REPUBLIC CAPITAL CORPORATION, a Texas corporation (the “Tenant”).

1.           PRINCIPAL TERMS.  Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in the Lease and Exhibits and shall have the defined meaning whenever used.

1.1	“BUILDING”:	The Canyon at Wild Basin 115 Wild Basin Road Austin, Texas 78746

1.2	“PREMISES”:	Suite 306 Approximately 1,717 rentable square feet

1.3	“TERM”:	May 1, 2014 through May 31, 2017 subject to adjustment Per Section 3

1.4	“COMMENCEMENT DATE”:	May 1, 2014, subject to adjustment per Section 3

1.5	“EXPIRATION DATE”:	May 31, 2017, subject to adjustment per Section 3
1.6	“BASE RENT”:

Term	Monthly Base Rent	Annual Base Rent	Base Rent per rentable square foot of Premises
May 1, 2014 – May 31, 2014 *	$2,432.42	$29,189.00	$17.00
June 1, 2014 – May 31, 2015	$2,432.42	$29,189.00	$17.00
June 1, 2015 – May 31, 2016	$2,503.96	$30,047.50	$17.50
June 1, 2016 – May 31, 2017	$2,575.50	$30,906.00	$18.00

*Note:  Notwithstanding the schedule with respect to Base Rent set forth above, Base Rent and Operating Expenses shall be abated from May 1, 2014 through May 31, 2014. Notwithstanding the foregoing, upon Tenant’s execution of the Lease, Tenant shall pay to Landlord in advance: (a) Base Rent for the month of June 2014 in the amount of $2,432.42; (b) Tenant’s Pro Rata Share of Operating Expenses for June 2014 in the amount of $1,559.61;,and (c) the Deposit in the amount of $3,992.03.

1.7	“OPERATING EXPENSE”:	See Exhibit C

1.8	“DEPOSIT”:	$3,992.03

1.9	“PERMITTED USE”:	General Office Use

1.10	“GUARANTOR”:	None

1.11	PARKING:	0 Executive Spaces 1 Garage Spaces 6 Other Spaces Subject to Section 28

1.12	LANDLORD’S NOTICE ADDRESS:	Intercontinental Wild Basin, LP c/o Intercontinental Management Corp, 1270 Soldiers Field Road Boston, MA 02135 Attn: Christopher Tully, Asset Manager

	with a copy to:	Intercontinental Wild Basin, LP c/o The Kucera Companies 7200 North Mopac Expressway, Suite 400 Austin, TX 78711 Attn: Property Manager

1.13	RENT PAYMENT ADDRESS:	Intercontinental Wild Basin, L.P. The Kucera Companies ATTN: Accounts Receivable 7200 N. MoPac, Suite 400 Austin, TX 78731-2563

1.14	TENANT’S NOTICE ADDRESS:	_________________________ _________________________ _________________________ _________________________

1.15	LANDLORD’S BROKER:	Kucera Management, Inc.

1.16	TENANT’S BROKER:	KW Commercial

1.17	ATTACHMENTS:	Exhibit A - The Premises Exhibit B - Real Property Exhibit C - Operating Expenses Exhibit D - Rules and Regulations Exhibit E - Renewal Option Exhibit F - Landlord’s Work & Landlord’s Work Allowance

2.           GENERAL COVENANTS.  Tenant covenants and agrees to pay Rent and perform the obligations hereafter set forth and in consideration therefor Landlord leases to Tenant the Premises as depicted on the space plan attached as Exhibit A, together with a non-exclusive right, subject to the provisions hereof, to use plazas, common areas, or other areas on the real property legally described on Exhibit B (the “Real Property”) designated by Landlord for the exclusive or non-exclusive use of the tenants of the Building (the “Common Areas”). The Building, Real Property, Common Areas, and appurtenances are hereinafter collectively sometimes called the “Building Complex”.

3.           TERM.  The Term of the Lease shall commence the Commencement Date and expire on the Expiration Date. Notwithstanding the foregoing and subject to any Tenant Delay (as defined on Exhibit “F”), in the event Landlord’s Work is not Substantially Complete (as defined on Exhibit “F”) on or before the Commencement Date, upon written notice from Landlord, the Commencement Date shall be adjusted to be the date upon which Landlord’s Work is Substantially Complete and the Expiration Date and schedule with respect to Base Rent shall be adjusted accordingly.

4.           RENT.  Except as set forth herein, commencing on the Commencement Date and on the first day of each month thereafter, Tenant shall pay Base Rent according to the schedule set forth in Section 1.6, in advance without notice (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as “Rent(s)”). Rents shall be paid without set off, abatement, or diminution, at the address set forth in Section 1.13, or at such other place as Landlord from time to time designates in writing.

5.           CONDITION OF PREMISES.  Except for Landlord’s Work and Landlord Work Allowance as more particularly set forth on Exhibit “F”, Landlord has no obligation to make any improvements or contribute any allowance to the Premises, and Tenant shall take possession of the Premises in its “as is” condition on the Commencement Date. Landlord makes no representation or warranty that the Premises are fit for Tenant’s intended use.

6.           OPERATING EXPENSES.  Tenant shall pay additional Rent in accordance with Exhibit C attached hereto.

7.           SERVICES.

7.1           Subject to the provisions below, Landlord agrees, without charge, in accordance with standards determined by Landlord from time to time for the Building:  (a) to furnish running water at those points of supply for general use of tenants of the Building; (b) during Ordinary Business Hours to furnish to interior Common Areas heated or cooled air; (c) during Ordinary Business Hours to furnish heated and cooled air to the Premises for standard office provided the recommendations of Landlord’s engineer regarding occupancy and use of the Premises are complied with by Tenant); (d) to furnish, subject to availability and capacity of building systems, unfiltered treated chilled water for use in Tenant’s packaged HVAC systems provided that such systems are approved by Landlord; (e) to provide, during Ordinary Business Hours, the general use of passenger elevators for ingress and egress to and from the Premises (at least one such elevator shall be available at all times except in the case of emergencies or repair); (f) to provide janitorial services to the Premises five (5) days per week; and (g) to cause electric current to be supplied to the Premises in a capacity which is standard for the Building, sufficient for normal and customary office use, and which capacity has been confirmed by Tenant as adequate for its intended use (the “Building Standard Electrical”). “Ordinary Business Hours” means 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 pm on Saturdays; Legal Holidays excepted. “Legal Holidays” mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other national holidays hereafter established by the United States Government.

7.2           “Excess Usage” means:  (a) the usage of electricity during times other than Ordinary Business Hours; (b) usage of electricity in an amount in excess of Building Standard Electrical; or (c) use of heating, ventilation, or cooled air at times other than Ordinary Business Hours. For purposes of determining (a) and (b) above, Landlord may prove such to Tenant by:  (i) a survey of standard or average tenant usage of electricity in the Building but not less than what is normal and customary in the marketplace performed by a reputable consultant selected by Landlord; or (ii) by installing a separate meter in the Premises (either of which shall be hereinafter referred to as the “Measuring Systems”). If Landlord is correct in proving (a) and (b) above, Tenant shall pay for the cost of the Measuring Systems and for the cost of such Excess Usage promptly upon invoice from Landlord. The cost of (a) and (b) above, if any, will be made by Landlord’s licensed engineer, based on his engineering survey of Tenant’s Excess Usage and market rates. The cost of (c) above will be based on current market rates, as reasonably determined by Landlord and Tenant shall pay for such costs within ten (10) days of invoice from Landlord. Tenant shall give Landlord notice of its desire for (c) above at least twenty-four (24) hours in advance. Landlord shall use reasonable efforts to supply Tenant with Excess Usage. In addition, prior to installation or use of special equipment or operation of the Premises for extended hours on an ongoing basis, Tenant shall notify Landlord of such intended installation or use and obtain Landlord’s consent. Tenant shall also pay the cost of replacing light bulbs and/or tubes and ballast used in all lighting in the Premises other than that provided by Landlord to all tenants of the Building.

7.3           If Tenant requires janitorial services other than those included as standard services, Tenant shall separately pay for such services monthly upon billings by Landlord, or Tenant shall, at Landlord’s option, separately contract for such services with the same Company used by Landlord to furnish janitorial services to the Building.

7.4           Provided Landlord diligently pursues repair under commercially reasonable standards, Landlord may discontinue, reduce, or curtail services (either temporarily permanently) when necessary due to accident, repairs, alterations, strikes, lockouts, Applicable Laws, or any other happening beyond Landlord’s reasonable control. Landlord shall not be liable for damages to Tenant or any other party as a result of any interruption, reduction, or discontinuance of services (either temporary or permanent) nor shall the occurrence of any such event be construed as an eviction of Tenant, cause or permit an abatement, reduction or setoff of Rent or operate to release Tenant from

Tenant’s obligations. Notwithstanding the foregoing, Landlord agrees that if there is an interruption within Landlord’s reasonable control (other than an interruption resulting from a fire or other casualty) of the services which Landlord is to provide that renders the Premises untenantable and continues for a period of five (5) or more consecutive days after Landlord receives notice from Tenant (an “Unauthorized Interruption”), Tenant’s Rent will abate commencing at the end of said 5-day period until the Premises are tenantable. If the Unauthorized Interruption is the result of any misconduct or negligent acts of Tenant or Tenant’s Agents, Rent will not abate. If Tenant continues to use any part of the Premises to conduct its business, the Rent will only abate for the untenantable part not used.

7.5           Tenant shall promptly notify Landlord of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and of any condition which may cause injury or damage to the Building or any person or property therein.

8.           QUIET ENJOYMENT.  So long as Tenant is in compliance with all terms and conditions of the Lease, Tenant is entitled to the quiet enjoyment and peaceful possession of the Premises subject to the provisions of this Lease. Notwithstanding the foregoing, Landlord shall under no circumstances be held responsible for restriction or disruption of access to the Building from public streets caused by construction work or other actions taken by governmental authorities or other tenants (their employees, agents, visitors, contractors or invitees), or any other cause not entirely within Landlord’s direct control, and such circumstances shall not constitute a constructive eviction of Tenant nor give rise to any right of Tenant against Landlord. This covenant of quiet enjoyment is in lieu of any covenant of quiet enjoyment provided or implied by law, and Tenant waives any such other covenant to the extent broader than the covenant contained in this Section.

9.           DEPOSIT.  Upon Tenant’s execution of this Lease, Tenant will give to Landlord the Deposit which shall be held by Landlord at all times during the Term as security for the payment and performance of Tenant’s obligations under this Lease. If, at any time, Tenant is not in compliance with any of the terms or conditions of the Lease, Landlord has the right to use the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such non-compliance. In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within a reasonable period after full performance of this Lease by Tenant. Landlord may commingle the Deposit with other funds of Landlord. Landlord may deliver the Deposit to any purchaser of Landlord’s interest in the Premises and Landlord shall be discharged from further liability therefor. Tenant agrees that if a Mortgagee succeeds to Landlord’s interest in the Premises by reason of foreclosure or deed in lieu of foreclosure, Tenant has no claim against the Mortgagee for the Deposit or any portion thereof unless such Mortgagee has actually received the same from Landlord, If claims of Landlord exceed the Deposit, Tenant shall remain liable for the balance.

10.           CHARACTER OF OCCUPANCY.  Tenant shall occupy the Premises for the Permitted Use and for no other purpose, and use it in a careful, safe, and proper manner and pay on demand for any damage to the Premises caused by misuse or abuse by Tenant, Tenant’s agents or, employees, or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, “Tenant’s Agents”). Tenant, at Tenant’s expense, shall comply with all applicable federal, state, city, quasi-governmental and utility provider laws, codes, rules, and regulations now or hereafter in effect (“Applicable Laws”) which impose any duty upon Landlord or Tenant with respect to the occupation or alteration of the Premises. Tenant shall not commit or permit waste or any nuisance on or in the Premises. Tenant agrees not to store, keep, use, sell, dispose of or offer for sale in, upon or from the Premises any article or substance prohibited by any insurance policy covering the Building Complex nor shall Tenant keep, store, produce or dispose of on, in or from the Premises or the Building Complex any substance which may be deemed an infectious waste or hazardous substance under any Applicable Laws, except customary office and cleaning supplies. Tenant shall be responsible, at its sole cost and expense for obtaining any and applicable permits necessary to occupy the Premises far the Permitted Use.

11.           MAINTENANCE, ALTERATIONS AND REENTRY BY LANDLORD.

11.1           Landlord will (a) make repairs and replacements to HVAC, mechanical, life safety and electrical systems in the Premises to the point of their entry to the Premises (to the extent such systems are Building standard deemed necessary by Landlord for normal operations of the Building Complex); and (b) provide upkeep, maintenance, and repairs to all Common Areas and the Building, including the roof. Except as provided in this Section or otherwise expressly required in this Lease, Landlord is not required to make improvements or repairs to the Premises during the Term.

11.2           Landlord or Landlord’s agents may at any time enter the Premises after reasonable prior notice to Tenant (except in an emergency and during regularly scheduled janitorial or cleaning, repairs or maintenance, when no notice is required) for examination and inspection, or to perform, if Landlord elects, any obligations of Tenant which Tenant fails to perform or such cleaning, maintenance, janitorial services, repairs, replacements, additions, or alterations as Landlord deems necessary for the safety, improvement, or preservation of the Premises or other portions of the Building Complex or as required by Applicable Laws. Landlord or Landlord’s agents may also show the Premises to prospective tenants during the last six (6) months of the Term or to prospective purchasers and Landlord’s Mortgagees at any time during the Term upon reasonable notice. Any such reentry does not constitute an eviction or entitle Tenant to abatement of Rent. Landlord may make such alterations or changes in other portions of the Building Complex as Landlord desires so long as such alterations and changes do not unreasonably interfere with Tenant’s occupancy of the Premises. Landlord may use the Common Areas and one or more street entrances to the Building Complex as may be necessary in Landlord’s judgment to complete such work.

12.           ALTERATIONS AND REPAIRS BY TENANT.

12.1           Tenant shall not make any alterations to the Premises during the Term, including those which may modify any of the Building’s HVAC, mechanical, life safety and electrical systems, or installation of equipment or machinery which requires modifications to existing electrical outlets or increases Tenant’s usage of electricity beyond Building Standard Electrical (collectively “Alterations”) without in each instance first obtaining the written consent of Landlord, which shall not be unreasonably withheld or delayed. Landlords consent or approval of the plans, specifications and working drawings for any Alterations shall not constitute any warranty or representation by Landlord (and shall not impose any liability on Landlord) as to their completeness, design sufficiency, or compliance with Applicable Laws. Tenant shall at its cost shall pay all reasonable engineering and design costs actually incurred by Landlord as to all Alterations, obtain all governmental permits and approvals required, and cause all Alterations to be completed in compliance with Applicable Laws and requirements of Landlord’s insurance. All such work relating to Alterations shall be performed in a good and workmanlike manner. All Alterations, repair and maintenance work performed by Tenant shall be done at Tenant’s expense by Landlord’s employees or, with Landlord’s prior consent and subject to any conditions imposed by Landlord, by other persons requested by Tenant; however, if such work is not performed by Landlord’s employees, Tenant shall pay Landlord a supervisory fee upon receipt of an invoice. If Landlord authorizes such persons to perform work, Tenant shall deliver to Landlord prior to commencement of any alterations evidence of such insurance as is required by Section 18.1(i) herein. All liability policies shall name Landlord, Landlord’s property manager, and Landlord’s Mortgagee as additional insureds. Each certificate shall provide that the insurance may not be cancelled or modified without 30 days’ prior written notice to Landlord and Mortgagee. Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. All such work shall be performed in a manner which does not unreasonably interfere with Landlord or other tenants of the Building, or impose additional expense upon Landlord in the operation of the Building Complex.

12.2           Tenant shall keep the Premises in as good order, condition, and repair and in an orderly state, as on the Commencement Date, loss by fire or other casualty or ordinary wear excepted.

12.3           All Alterations, including, partitions, paneling, carpeting, drapes or other window coverings, and light fixtures (but not including movable, office furniture and free standing partitions not attached to the Building), are deemed a part of the real estate and the property of Landlord and remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise, unless:  (a) Landlord notifies Tenant at the time of installation of any Alterations; or (b) no later than fifteen (15) days prior to the end of the Term that it elects to have Tenant remove all or part of such Alterations, and in such event, Tenant shall at Tenant’s expense promptly retrieve the Alterations specified and restore the Premises to its prior condition, reasonable wear and tear excepted.

13.           MECHANICS’ LIENS.  Tenant shall pay for all work done on the Premises by Tenant or at its request of a character which may result in liens on Landlord’s or Tenant’s interest and Tenant will keep the Premises free of all construction liens, and other liens on account of such work. Tenant indemnifies, defends, and saves Landlord and all Mortgagees harmless, from all liability, loss, damage, or expenses, including attorneys’ fees, on account of any claims of laborers, material-men or others for work performed or for materials or supplies furnished to Tenant or persons claiming under Tenant. If any lien is recorded against the Premises or Building or any suit affecting title thereto is commenced as a result of such work, or supplying of materials, Tenant shall cause such lien to be removed of record within ten (10) days after notice from Landlord. If Tenant desires to contest any claim, Tenant must furnish Landlord adequate security of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest and, if a final judgment establishing the validity of any lien is entered, Tenant shall immediately pay and satisfy the same. If Tenant fails to proceed as aforesaid, Landlord may pay such amount and any costs, and the amount paid, together with reasonable attorneys’ fees incurred, shall be immediately due Landlord upon notice.

14.           SUBLETTING AND ASSIGNMENT.

14.1           Tenant shall not sublet any part of the Premises nor assign or otherwise transfer this Lease or any interest herein (sometimes referred to as “Transfer,” and the subtenant or assignee may be referred to as “Transferee”) without the consent of Landlord first being obtained, which consent will not be unreasonably withheld or delayed provided that:  (1) Landlord declines to exercise its rights under Section 14.3; (2) the Transferee is engaged in a business and the portion of the Premises will be used for the Permitted Use in a manner which is in keeping with the then standards of the Building and does not conflict with any exclusive use rights granted to any other tenant of the Building Complex; (4) there is no Event of Default by Tenant at the time it makes its request. Transfer includes a sale by Tenant of substantially all of its assets or stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of fifty percent (50%) or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of fifty percent (50%) or more of the beneficial ownership interests in a partnership or limited liability company tenant.

14.2           Following any Transfer in accordance with this Section 14, Landlord may, after an Event of Default by Tenant, collect rent from the Transferee or occupant and apply the net amount collected to the Rent, but no Transfer or collection will be deemed an acceptance of the Transferee or occupant as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord’s consent to any other Transfer. Notwithstanding Landlord’s, consent to a Transfer, Tenant shall continue to be primarily liable for its obligations. If Tenant collects any rent or other amounts from a Transferee in excess of the Rent for any monthly period, Tenant shall pay Landlord the excess monthly, as and when received.

14.3           Notwithstanding the above, if Tenant requests Landlord’s consent to sublet the Premises or assign the Lease for all or substantially all of the remaining Term, Landlord may refuse to grant such consent in its sole discretion and shall, upon written notice to Tenant, have the option to terminate this Lease as to the portion of the Premises with respect to which such consent was requested; provided, however, if Landlord does not consent and elects to terminate the Lease as to such portion, Tenant may within fifteen (15) days after notice from Landlord withdraw Tenant’s request for consent and the Lease shall continue in accordance with its terms and conditions. If such termination occurs, it shall be effective on the date designated in a notice from Landlord and shall not be more than thirty (30) days following such notice.

14.4           All documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord. Tenant shall pay Landlord’s reasonable out-of-pocket expenses, including reasonable attorneys’ fees of determining whether to consent and in reviewing and approving the documents. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed subtenant, including financial information.

14.5           Notwithstanding anything to the contrary herein, but subject to Section 14.2 and provided that the conditions of clauses (2) and (4) of Section 14.1 are met, Tenant may, without obtaining Landlord’s consent but upon prior written notice to Landlord, make a Transfer to the following parties on the following conditions (a “Permitted Transfer”):  (1) any subsidiary or affiliate of Tenant of which Tenant owns a substantial interest; (2) any parent corporation of Tenant; (3) any subsidiary or affiliate of Tenant’s parent corporation of which such parent owns a substantial interest; or (4) any corporation into which Tenant merges or consolidates or which purchases all or substantially all of the assets or stock of Tenant or a public offering of Tenant’s stock; provided that the resulting corporation has a net worth at least equal to Tenant’s net worth as of the date hereof; provided that:  (i) Tenant remains primarily liable on its obligations hereunder; (ii) the Transferee assumes and is bound by all obligations of Tenant for payment of all amounts of Rent and other sums and the performance of all covenants required by Tenant pursuant to this Lease; (iii) the Transferee complies with the usage restrictions of this Lease; and (iv) not less than thirty (30) days prior to the effective date of the Transfer (other than a public offering of Tenant’s stock), Tenant provides Landlord with such evidence as Landlord may reasonably require to establish that the Transfer meets the requirements of a Permitted Transfer.

15.           DAMAGE TO PROPERTY.  Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Premises, to any furniture, flares, Landlord’s Work, Tenant improvements, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex, whether by reason of the negligence or default of Landlord, other occupants, any other person, or otherwise; and the keeping or storing of all property of Tenant in the Premises and Building Complex is at the sole risk of Tenant. Landlord shall not be obligated to repair or restore (a) any Alterations to the Premises (b) any Personal Property (as hereinafter defined) which Tenant may have installed (whether or not Tenant is required to remove or leave the same on the Premises as of the expiration or earlier termination of this Lease), or (c) any of Landlord’s Work.

16.           INDEMNITY.  Tenant agrees to indemnify, defend, and hold Landlord and Building Manager harmless from all liability, costs, or expenses, including attorneys’ fees, on account of damage to the person or property of any third party, including any other tenant in the Building Complex, to the extent caused by the negligence or breach of this Lease by the Tenant or Tenant’s Agents. The provisions of this paragraph shall survive the termination of the Lease.

17.           SURRENDER AND NOTICE.  Upon the expiration or other termination of this Lease, Tenant shall immediately quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted, and Tenant shall remove all of its movable furniture and other effects, all telecommunications cable and related equipment in the Building installed for Tenant, and such Alterations, as

Landlord requires pursuant to Section 12.3. If Tenant fails to timely vacate the Premises as required, Tenant is responsible to Landlord, for all resulting costs and damages of Landlord, including any amounts paid to third parties who are delayed in occupying the Premises.

18.           INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.

18.1           Tenant’s Insurance.

(a)           Personal Property.  Tenant agrees that all risks (including that of fire or other casualty, theft or other harm, damage or loss) to Tenant’s Personal Property, including the loss of use of the same, shall be borne solely by Tenant. As used herein, “Personal Property” includes, but is not limited to, all tangible and intangible goods and accounts, inventory, merchandise, furniture, fixtures, equipment (including computer equipment and any data stored thereon) and systems. Tenant shall purchase and maintain insurance:  (1) in an amount adequate to repair or replace or otherwise cover its Personal Property (and the Personal Property of others held or leased by Tenant or otherwise in the Premises); (2) any Alterations to the Premises; and (3) Landlord’s Work.

(b)           Business Interruption.  Tenant shall maintain in full force and effect at all times, and at its own expense, business interruption insurance in amounts adequate to cover all Rent due under this Lease.

(c)           Commercial General Liability.  Tenant shall maintain in full force and effect at all times, and at its own expense, commercial general liability insurance (including contractual, host liquor and personal injury liability insurance) in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $2,000,000.00 annual aggregate limit per location (or such higher limits as may be determined by Landlord from time to time).

(d)           Automobile Liability.  Tenant shall maintain in full force and effect at all times, and at its own expense, automobile liability insurance for owned, non-owned and hired vehicles in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per accident.

(e)           Workers’ Compensation and Employers’ Liability.  Tenant shall maintain in full force and effect at all times, and at its own expense, the statutory limits of workers’ compensation and employers’ liability insurance in amounts adequate to satisfy the umbrella underlying requirements.

(f)           Excess/Umbrella Liability.  Tenant shall maintain in full force and effect at all times, and at its own expense, umbrella liability coverage in an amount not less than $2,000,000.00 per occurrence. Umbrella liability coverage is to be in excess of the commercial general liability, automobile liability and employers’ liability requirements outlined in Sections (c) and (d) above.

(g)           Liquor Liability.  In the event Tenant is in the business of serving or selling alcoholic beverages at or from the Premises, Tenant shall maintain liquor liability insurance in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $1,000,000.00 annual aggregate limit per location (or such higher limits as may be determined by Landlord from time to time).

(h)           The liability coverage in the insurance policies required in Sections (c), (d), (f) and (g) above shall name Landlord, Landlord’s mortgagee, and the property manager, as additional insureds on a primary non-contributing basis. All insurance policies required in Sections (a) – (g) above shall be issued by companies authorized to do business in the State of Texas with an A.M. Best’s financial rating of A- or better and a size class rating of X (10) or larger or otherwise acceptable to Landlord. On or prior to Tenant’s access of the Premises, Tenant shall deposit with Landlord a certified copy of the insurance binder (countersigned by the insurer) or evidence of insurance (in ACORD Form 28) or other proof satisfactory to Landlord for each of the insurance policies Tenant is required to carry in compliance with its obligations under this Lease. Such insurance policies shall contain a provision that the insurer will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy, without first giving at least thirty’ (30) days prior written notice to Landlord Parties. Tenant’s failure to obtain and maintain the required insurance shall constitute an Event of Default under this Lease. If Tenant shall fail to remedy such Event of Default within five (5) Business Days after written notice by Landlord, Tenant will be liable for any and all costs, liabilities, damages and penalties resulting to Landlord Parties from such termination, unless a written waiver of the specific insurance requirement(s) is provided to Tenant by Landlord Parties.

(i)           Insurance During Construction.  In addition, during the performance of any construction by Tenant on the Premises, in addition to the above coverage required to be maintained by Tenant, Tenant shall cause the general contractor performing the work to carry:  (a) commercial general liability insurance in an amount not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $2,000,000.00 annual aggregate limit per location (or such higher limits as may be determined by Landlord from time to time); (b) the statutory limits of workers’ compensation and employers’ liability insurance in amounts adequate to satisfy the umbrella underlying requirements; (c) umbrella liability coverage in an amount not less than $2,000,000.00, per occurrence (to be in excess of the commercial general liability and employers’ liability requirements outlined in Sections 16.2 (a) and (b) above); and (d) all risk installation floater insurance (on the complete value / full coverage form) to protect Landlord’s interest and that of Tenant, contractors and subcontractors during the course of the construction with a limit of not less than the total replacement cost of the completed improvements under construction. Such contractor insurance policies shall name Landlord Parties as additional insureds on a primary non-contributing basis.

18.2           Waiver of Subrogation.  Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or other casualty, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in full force and effect only to the extent permitted by law and only to the extent that the cost of repairing such damage is covered by insurance or would have been covered by insurance proceeds payable under any policy (including the deductible and/or uninsured portion thereof) required to be maintained under this Lease, but not so maintained. Each policy of such insurance shall, if obtainable from the insurer without additional expense, contain a waiver of subrogation by insurer against Landlord or Tenant, as the case may be. If the inclusion of such a provision would involve an additional expense, either party, at its expense, may require such a provision to be inserted in the other’s policy. In the event a party is unable to obtain such a waiver, it shall immediately notify the other of this inability. In the absence of such notification, each party shall be deemed to have obtained such a waiver of subrogation.

18.3           If the Building is damaged by fire or other casualty which renders the Premises wholly untenantable and the damage is so extensive that an architect selected by Landlord certifies in writing to Landlord and Tenant within sixty (60) days of said casualty that the Premises cannot, with the exercise of reasonable diligence, be made fit for occupancy within two hundred seventy (270) working days from the happening thereof, then, at the option of Landlord or Tenant exercised in writing to the other within thirty (30) days of such determination, this Lease shall terminate as of the occurrence of such damage. In the event of termination, Tenant shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest. If Tenant fails to do so, Landlord may reenter and take possession of the Premises and remove Tenant. If, however, the damage is such that the architect certifies that the Premises can be made tenantable within such 270-day period or neither Landlord nor Tenant elects to terminate the Lease despite the extent of damage, then the provisions below shall apply.

18.4           If the Premises are damaged by fire or other casualty that does not render it wholly untenantable or require a repair period in excess of two hundred seventy (270) days, Landlord shall with reasonable promptness repair the Premises to the condition existing as of the Commencement Date.

18.5           If the Building is damaged (though the Premises may not be affected, or if affected, can be repaired within two hundred seventy (270) days) and within sixty (60) days after the damage Landlord in its sole discretion decides not to reconstruct or rebuild the Building, then, notwithstanding anything contained herein, upon notice to that effect from Landlord within said sixty (60) days, Tenant shall pay the Rent apportioned to such date, this Lease shall terminate from the date of such notice, and both parties discharged from further obligations except as otherwise expressly provided:

18.6           Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building Complex which is capable of being insured against under ISO Special Form Coverage, or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Premises REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, OFFICERS OR EMPLOYEES (BUT EXCLUDING WILLFUL ACTS OF MISCONDUCT), provided however, that this release shall be applicable and in force and effect only to the extent permitted by Law and only with respect to loss or damage occurring during such time as the releasor’s policies contain a clause or endorsement to the effect that such release shall not adversely affect the policies or prejudice the right of the releasor to recover thereunder, and provided Landlord and Tenant each agree that it will notify the insurance carrier that the foregoing waiver is contained in this Lease and will obtain an appropriate waiver of subrogation provision in the policies. Tenant also waives all such rights of recovery against Landlord’s property manager.

18.7           Rent shall abate during any period of repair and restoration in the same proportion that the part of the Premises rendered untenantable bears to the whole (with the exception of in the event the unusable space is over 50%, Tenant may terminate at the date the Premises because over 50% untenable); provided, however, if the casualty is the fault of Tenant or Tenant’s Agents, then the Rent will not abate during any such period of repair and restoration.

19.           CONDEMNATION.  If the Premises or substantially all of it or any portion of the Building Complex which renders the Premises untenantable is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking), this Lease, at the option of either Landlord or Tenant exercised by notice to the other within thirty (30) days after the taking, shall terminate and Rent shall be apportioned as of the date of the taking. Tenant shall forthwith surrender the Premises and all interest in this Lease, and, if Tenant fails to do so, Landlord may reenter and take possession of the Premises. If less than all the Premises is taken, Landlord shall promptly repair the Premises as nearly as possible to the condition existing as of the Commencement Date, not including any Tenant Alterations, unless Landlord elects not to rebuild under Section 18.6, and Rent shall be adjusted in proportion to such amount taken. Landlord shall receive the entire award or consideration for the taking except Tenant may claim and prove in any such proceeding and receive any award made to Tenant specifically for damages for loss of movable trade fixtures, equipment and moving expenses so long as such award does not reduce Landlord’s award.

20.           DEFAULT BY TENANT.

20.1           Each of the following events is an “Event of Default”:

(a)           Any failure by Tenant to pay Rent on the due date unless such failure is cured within five (5) business days after written notice by Landlord (provided, however, Tenant is not entitled to more than one (1) written notices of delinquent payment during any twelve (12) month period, meaning that the second (2nd) time in any twelve (12) month period that Rent is not paid when due, an Event of Default shall automatically occur without the requirement of written notice by Landlord;

(b)           This Lease or Tenant’s interest is transferred whether voluntarily or by operation of law except as permitted in Section 14;

(c)           This Lease or any part of the Premises is taken by process of law and is not released within fifteen (15) days after a levy;

(d)           Commencement by Tenant of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization (“Bankruptcy Proceeding”);

(e)           Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within 60 days after commencement;

(f)           The insolvency of Tenant or execution by Tenant of an assignment for the benefit of creditors; the convening by Tenant of a meeting of its creditors or any significant class thereof for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Tenant generally to pay its debts as they mature, or the occurrence of any of the foregoing with respect to any Guarantor, if any, of Tenant’s obligations;

(g)           The admission in writing by Tenant (or any general partner of Tenant if Tenant is a partnership), that it is unable to pay its debts as they mature or it is generally not paying its debts as they mature;

(h)           Tenant fails to perform any of its other obligations and non-performance continues for 30 days after notice by Landlord or, if such performance cannot be reasonably had within such 30 day period, Tenant does not in good faith commence performance within such 30 day period and diligently proceed to completion; provided, however, Tenant’s right to cure shall not exceed the period provided by Applicable Law; and

(i)           Any event which is expressly defined as or deemed an Event of Default under this Lease including but not limited to section 18.1(h).

20.2           Remedies of Landlord.  In addition to all other rights and remedies of Landlord, if an Event of Default shall occur, Landlord may, at its option, at any time thereafter exercise any one or more of the following remedies:

(a)           Termination of Lease.  Landlord may terminate this Lease, by written notice to Tenant, without any right by Tenant to reinstate its rights by payment of rent due or other performance of the terms and conditions hereof. Upon such termination, Tenant shall immediately surrender possession of the Premises to Landlord, and Landlord shall immediately become entitled to receive from Tenant an amount equal to the difference between the aggregate of all Rent due under this Lease for the balance of the Term, and the fair rental value of the Premises for that period, determined as of the date of such termination.

(b)           Reletting.  With or without terminating this Lease, as Landlord may elect, Landlord may re-enter and repossess the Premises, or any part thereof, and lease them to any other person upon such terms as Landlord shall deem reasonable for a term within or beyond the term of this Lease; provided, that any such re-letting prior to termination shall be for the account of Tenant, and Tenant shall remain liable for all Rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant after deducting from such proceeds all of Landlord’s expenses, including employees’ expenses, attorneys’ fees, real estate brokerage commissions and alteration expenses (if any), incurred as a result of Tenant’s breach of this Lease. Landlord shall have no obligation to relet the Premises (A) if Landlord, or any of its affiliates, have other comparable space available for rent, (B) for a rental less than the fair market rental then prevailing for other comparable space, or (C) under terms and conditions that are unacceptable to Landlord. If the Premises are at the time of default sublet or leased by Tenant to others, Landlord may, as Tenant’s agent, collect rents due from any subtenant or other tenant and apply such rents to the rent and other amounts due hereunder without in any way affecting Tenant’s obligation to Landlord hereunder. Such agency, being given for security, is hereby declared to be irrevocable.

(c)           Acceleration of Rent.  Landlord may declare Rent (the amount thereof to be based on historical amounts and Landlord’s estimates for future amounts) for the entire balance of the then current Term immediately due and payable, together with all other charges, payments, costs, and expenses payable by Tenant as though such amounts were payable in advance on the date the Event of Default occurred.

(d)           Removal of Contents by Landlord.  With respect to any portion of the Premises which is vacant or which is physically occupied by Tenant, Landlord may remove all persons and property therefrom, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Landlord shall have a lien for the payment of all sums agreed to be paid by Tenant herein upon all Tenant’s Personal Property, which lien is to be in addition to Landlord’s lien now or hereafter provided by law.

(e)           Right of Distress and Lien.  Landlord shall, to the extent permitted by law, have a right of distress for rent and lien on all of Tenant’s inventory, merchandise, furniture, fixtures and equipment in the Premises as security for Rent and all other charges payable hereunder.

(f)           Deferred/Abated Rent/Unamortized Costs.  Landlord may declare any deferred or abated rent under this Lease and any unamortized costs of improvements made by Landlord to the Premises and any unamortized brokerage commissions paid or payable by Landlord in connection with this Lease immediately due and payable.

(g)           Injunction.  In the event of breach or threatened breach by Tenant of any provision of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity in addition to other remedies provided for herein.

(h)           Waiver of Redemption.  Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future law in the event this Lease is terminated, or in the event of Landlord obtaining possession of the Premises, or in the event Tenant is evicted or dispossessed for any cause, by reason of violation by Tenant of any of the provisions of this Lease.

(i)           Not Exclusive Right.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity by or by statute.

(j)           Expenses.  In the event that Landlord commences suit for the repossession of the Premises, for the recovery of Fixed Rent or Additional Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant or provision herein contained on the part of Tenant to be kept or performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred in connection therewith, including reasonable attorneys’ fees, through all appeals and in any bankruptcy proceedings.

20.3           Late Payment Charge.  Any Rent not paid within 5 days after the due date shall thereafter bear interest at five (5) percentage points above the Prime Rate or the highest rate permitted by law, whichever is lower, until paid. Further, if such Rent is not paid within five (5) days after notice, Tenant agrees Landlord will incur additional administrative expenses, the amount of which will be difficult to determine; Tenant therefore shall also pay Landlord a late charge for, each late payment of 5% of such payment. Any amounts paid by Landlord to cure a default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by Tenant within 5 days of demand by Landlord, thereafter bear interest at 5 percentage points above the Prime Rate until paid. “Prime Rate” means that rate announced by Wells Fargo Bank, N.A. as its prime rate on the date closest to the date interest commences.

20.4           Waiver of Jury Trial.  Tenant and Landlord waive any right to a trial by jury in suits arising out of or concerning the provisions of this Lease.

21.           SUBORDINATION AND ATTORNMENT.

21.1           This Lease at Landlord’s option will be subordinate to any mortgage, deed of trust and related documents now or hereafter placed upon the Building Complex (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (collectively, “Mortgage”). Tenant agrees that no documentation other than this Lease is required to evidence such subordination.

21.2           If any Mortgagee elects to have this Lease superior to the lien of its Mortgage and gives notice to Tenant, this Lease will be deemed prior to such Mortgage whether this Lease is dated prior or subsequent to the date of such Mortgage or the date of recording thereof.

21.3           In confirmation of subordination or superior position, as the case may be, Tenant will execute such documents as may be reasonably required by Landlord’s Mortgagee(s) and if it fails to do so within ten (10) days after demand, Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place, and stead, to do so.

21.4           Tenant hereby attorns to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise.

22.           REMOVAL OF TENANT’S PROPERTY.  All movable personal property of Tenant not removed from the Premises upon vacation, abandonment, or termination of this Lease shall be conclusively deemed abandoned and may be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account; Tenant shall pay Landlord’s expenses in connection with such disposition.

23.           HOLDING OVER:  TENANCY MONTH-TO-MONTH.  If, after the expiration or termination of this Lease, Tenant remains in possession of the Premises without a written agreement as to such holding over and continues to pay rent and Landlord accepts such rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to:  (i) 150% of the monthly Rent paid by Tenant immediately prior to such expiration or termination plus (ii) in each case, all Operating Expenses and other sums payable hereunder, and (iii) all other damages, costs and expenses sustained by Landlord by reason of Tenant’s holding over including consequential damages. Without limiting any rights and remedies of Landlord resulting by reason of the wrongful holding over by Tenant, or creating any right in Tenant to continue in possession of the Premises, all Tenant’s obligations with respect to the use, occupancy and maintenance of the Premises shall continue during such period of unlawful retention.

24.           PAYMENTS AFTER TERMINATION.  No payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. After notice, commencement of a suit, or final judgment granting Landlord possession of the Premises, Landlord may collect any amounts due or otherwise exercise Landlord’s remedies without waiving any notice or affecting any suit or judgment.

25.           STATEMENT OF PERFORMANCE.

25.1           Tenant agrees at any time upon not less than 10 days’ notice to execute and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified stating the modifications); that there have been no defaults by Landlord or Tenant and no event which with the giving of notice or passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Landlord requests. Such statement may be relied upon by a prospective purchaser of Landlord’s interest or Mortgagee. Tenant’s failure to timely deliver such statement is conclusive upon Tenant that:  (a) this Lease is in full force and effect without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance; and (c) not more than one (1) month’s Rent has been paid in advance. Upon request, Tenant will furnish Landlord an appropriate resolution confirming that the party signing the statement is authorized to do so.

25.2           Additionally, if Tenant is in an Event of Default, seeking relief from Landlord under the Lease, or if requested by Landlord’s mortgagee(s), within ten (10) days of request thereof, Tenant shall furnish Landlord with:  (a) then-most recently prepared financial statements (including, without limitation, its most recent balance sheet, year-to-date operating statement and profit and loss statement) reflecting Tenant’s financial condition as of the date of such statements, and (b) written evidence of ownership and management of Tenant.

26.           MISCELLANEOUS.

26.1           Transfer by Landlord.  The term “Landlord” means so far as obligations of Landlord are concerned, only the owner of the Building at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord thereafter to be performed. Any funds in Landlord’s possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.

26.2           No Merger.  The termination or mutual cancellation of (this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.

26.3           Common Area Use.  Landlord may use any of the Common Areas for the purposes of completing or making repairs or alterations in any portion of the Building Complex.

26.4           Independent Covenants.  This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations.

26.5           Validity of Provisions.  If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.

26.6           Captions.  The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.

26.7           Construction.  The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words “include,” “including,” “such as,” “for example,” or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.

26.8           Applicability.  Except as otherwise provided, the provisions of this Lease are applicable to and binding upon Landlord’s and Tenant’s respective heirs, successor and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by law.

26.9           Authority.  Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of Tenant and agree, upon request, to deliver Landlord a resolution, similar document, or opinion of counsel to that effect.

26.10           Severability.  If there is more than one party which is the Tenant, the obligations imposed upon Tenant are joint and several.

26.11           Acceptance of Keys, Rent or Surrender.  No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy available to Landlord.

26.12           Building Name and Size.  Landlord may as it relates to the Building and Building Complex:  change the name, increase the size by adding additional real property, construct other buildings or improvements, change the location and/or character; or make reasonable alterations or reasonable additions. If additional buildings are constructed or the size is increased, Landlord and Tenant shall execute an amendment which incorporates any necessary modifications to Tenant’s pro rata share. Tenant may not use the Building’s name for any purpose other than as part of its business address.

26.13           Diminution of View.  Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant’s obligations.

26.14           Limitation of Liability.  Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability is limited to Landlord’s interest in the Building (including any Security Deposit) and Landlord shall never be personally liable for recovery of any judgment.

26.15           Non-Reliance.  Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives except as set forth herein.

26.16           Written Modification.  No amendment or modification of this Lease is valid or binding unless in writing and executed by the parties.

26.17           Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.

26.18           Survival.  This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.

26.19           Time of Essence.  Time is of the essence herein.

26.20           Rules and Regulations.  If rules and regulations are attached hereto, they are a part of this Lease and Tenant agrees that Tenant and Tenant’s Agents shall at all times abide by such rules and regulations.

26.21           Recording.  Tenant will not record this Lease. Recording of the Lease by or on behalf of Tenant is an Event of Default,

26.22           Lease Not Binding Until Executed and Delivered.  This Lease shall not bind Landlord unless and until it has been signed and delivered by Tenant, received and accepted by Landlord, and then countersigned and redelivered by Landlord to Tenant.

27.           AUTHORITIES FOR ACTION AND NOTICE.

27.1           Unless otherwise provided, Landlord may act through Landlord’s property manager or other designated representatives from time to time.

27.2           All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as set forth in Section 1.12. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered by reputable overnight courier (such as UPS, Federal Express, or the like), addressed to the appropriate parties set forth in Section 1.15. Refusal to accept delivery, shall constitute receipt. Either party may designate in writing served as above provided a different address to which notice is to be mailed. The foregoing does not prohibit notice from being given as provided in the rules of civil procedure, as amended from time to time, for the state in which the Real Property is located.

28.           PARKING.  Landlord will make available for Tenant’s use the number of the type of parking spaces set forth in Section 1.11, if any. For purposes herein, “Executive Spaces” shall be reserved and assigned parking spaces located in the exclusive parking area under the. Building. “Garage Spaces” shall be covered, reserved parking spaces located in the detached garage structure on the Real Property. “Other Spaces” shall be first come first serve, uncovered, unreserved spaces in the open surface lot on the Real Property. Notwithstanding the above, the right granted to Tenant to use such spaces is a license only and Landlord’s inability to make such spaces available at any time for reasons beyond Landlord’s reasonable control is not a material breach by Landlord of its obligations hereunder and Tenant has no rights to use the parking garage except as provided in this Section; provided, however, that Landlord shall use good faith efforts to cause other tenants at the Building Complex to not use Tenant’s Garage Spaces. All vehicles parked in the parking garage and the personal property therein shall be at the sole risk of Tenant, Tenant’s Agents and the users of such spaces and Landlord shall, have no liability for loss or damage thereto for whatever cause.

29.           RELOCATION OF TENANT.  At any time during the Lease Term (or any extension thereof), upon thirty (30) days prior written notice to Tenant (“Landlord Relocation Notice”), Landlord may relocate Tenant to comparable office space within the Building, in which event the terms hereof shall apply in all manner and respect except Base Rent will be adjusted for variation in the square footage of the new leased premises (the “Relocation Premises”), but in no event will Base Rent for the Relocation Premises exceed the then current Base Rent payable for the Premises. Landlord agrees to make reasonable efforts to accommodate Tenant’s requests regarding the size, layout, Building location and level of finish of the Relocation Premises. If Landlord and Tenant agree on the Relocation Premises, then Landlord shall pay or credit Tenant’s actual and commercially reasonable expenses for the cost of relocating Tenant to the Relocation Premises, subject to adjustment by Tenant’s authentication of same. If Landlord and Tenant do not agree on the Relocation Premises in writing within thirty 30) day notice period, then, at Landlord’s option, this Lease shall become null and void and of no further force or effect, sixty (60) days after the date of Landlord’s written notice thereof (“Landlord’s Termination Notice”).

30.           BROKERAGE.  Tenant represents it has not employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except those brokers listed in Sections 1.15 and 1.16 (collectively, the “Brokers”). Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by

Tenant or claiming by, through, or under Tenant, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease. Landlord shall compensate Landlord’s Broker and Tenant’s Broker pursuant to its separate agreement with Landlord’s Broker upon the complete execution of this Lease.

31.           COUNTERPARTS.  This Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument, except that in the event of variation or discrepancy between counterparts, the counterpart held by Landlord shall control.

32.           DTPA Inapplicable.  TENANT HEREBY REPRESENTS, WARRANTS, AND ACKNOWLEDGES THAT:  (i) TENANT IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS LEASE AND (ii) THE LEASED PREMISES WHICH ARE THE SUBJECT OF THIS LASE ARE NOT A FAMILY RESIDENCE OCCUPIED OR TO BE OCCUPIED AS TENANT’S RESIDENCE. LANDLORD IS RELYING ON SUCH REPRESENTATION AND WARRANTY IN ORDER TO ESTABLISH THE INAPPLICABILITY OF THE TEXAS BUSINESS AND COMMERCE CODE, SECTION 17.41 ET. SEQ. TO THIS LEASE.

33.           ADDENDUM/EXHIBITS.  Any Addenda and/or Exhibits referred to herein and attached hereto are incorporated herein by reference.

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[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

TENANT:

TEXAS REPUBLIC CAPITAL CORPORATION

By:
Name:
Title:

LANDLORD:

INTERCONTINENTAL WILD BASIN, L.P.
a Texas limited partnership

By:           INTERCONTINENTAL TEXAS GP, LLC
a Texas limited liability company, its General Partner

By:
Name:	Peter Palandjian
Title:	President & Secretary